Exhibit 10.6

Execution Copy

ASSET PURCHASE AGREEMENT

by and between
GREENWAVE ENERGY, LLC

and

UNITED ENERGY TRADING, LLC

Dated as of January 31, 2022

TABLE OF CONTENTS

Page

ARTICLE 1

DEFINITIONS	1

1.1	Certain Definitions	1

1.2	Other Definitional and Interpretative Provisions	9

ARTICLE 2

PURCHASE AND SALE	9

2.1	Purchase and Sale of Assets	9

2.2	Excluded Assets	10

2.3	Assumed Liabilities and Excluded Liabilities	12

2.4	Purchase Price	13

2.5	Holdback Amount	14

2.6	Economic Adjustment Amount.	14

2.7	Closing; Closing Deliveries	15

2.8	Net Working Capital Adjustment	16

2.9	Allocation	19

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER	19

3.1	Corporate Existence and Power	19

3.2	Corporate Authorization	19

3.3	No Conflict	20

3.4	Governmental Consents	20

3.5	Taxes	20

3.6	[Omitted]	21

3.7	Material Contracts	21

3.8	Environmental Matters	21

3.9	Intellectual Property	22

3.10	[Intentionally left blank]	22

3.11	Insurance	22

3.12	Permits	22

3.13	Litigation and Orders	22

i

3.14	Compliance with Laws	22

3.15	Absence of Certain Changes	23

3.16	No Undisclosed Material Liabilities	23

3.17	Title to Assets; Sufficiency	23

3.18	Material Customers	23

3.19	No Brokers	23

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER	23

4.1	Existence and Power	23

4.2	Authorization	24

4.3	No Conflicts; Governmental Consents	24

4.4	Litigation and Orders	24

4.5	Sufficiency of Funds	24

4.6	Solvency	25

4.7	Independent Investigation	25

4.8	No Brokers	26

ARTICLE 5

CERTAIN PRE-CLOSING COVENANTS	26

5.1	Operation of the Business	26

5.2	Notification of Certain Matters; Supplement to Disclosure Schedules	27

5.3	Access to the Business	28

5.4	No Solicitation	28

5.5	Post-Closing Non-Solicitation and Non-Competition.	29

5.6	Closing Conditions	29

ARTICLE 6

ADDITIONAL COVENANTS	29

6.1	Confidentiality	29

6.2	Third-Party Consents; Release of Guarantees; Accounts Receivable	29

6.3	Employee Matters	30

6.4	Access to Records	31

6.5	Further Assurances	32

6.6	Tax Matters	32

6.7	Public Announcements	33

6.8	Bulk Sales Laws	33

ARTICLE 7

CLOSING CONDITIONS	33

7.1	Conditions to Obligation of Buyer	33

7.2	Conditions to Obligation of Seller	34

ARTICLE 8

INDEMNIFICATION	34

8.1	Survival	34

8.2	Indemnification by Seller	34

8.3	Indemnification by Buyer	35

8.4	Certain Limitations	35

8.5	Indemnification Procedures	36

8.6	Tax Treatment of Indemnification Payments	37

8.7	Exclusive Remedies	37

ARTICLE 9

TERMINATION	38

9.1	Termination	38

9.2	Effect of Termination	39

ARTICLE 10

MISCELLANEOUS	39

10.1	Expenses	39

10.2	Successors and Assigns	39

10.3	Notices	39

10.4	Amendments and Waivers	39

10.5	Entire Agreement	39

10.6	Severability	39

10.7	No Third-Party Beneficiaries	40

10.8	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	40

10.9	Specific Performance	40

10.10	Disclosure Schedules	41

10.11	Counterparts	41

LIST OF EXHIBITS

Exhibit A      Sample NWC Calculation

Exhibit B      Form of Bill of Sale

Exhibit C      Form of Assignment and Assumption Agreement

Exhibit D      Form of IP Assignment Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 31, 2022, by and between Greenwave Energy, LLC, a Delaware limited liability company (“Seller”), on the one hand, and United Energy Trading, LLC, a North Dakota limited liability company (“Buyer”), on the other hand. For purposes of this Agreement, Seller and Buyer each may be referred to as a “Party” and together as the “Parties.”

Recitals

WHEREAS, Seller is engaged in the business of providing natural gas, carbon offsets and renewable energy credits to certain retail customers in Pacific Gas & Electric’s territory in northern California, and in managing gas storage and transportation, purchasing natural gas, carbon offsets and renewable energy credits on the wholesale market and bundling such products into a single product for the customers’ use, scheduling the gas for delivery through a local distribution company and assisting the customers with resolving gas imbalances (the “Business”, which, for the avoidance of doubt, shall not include any of the other businesses of Seller or any of its Affiliates); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, all of the Purchased Assets and Assumed Liabilities (as such terms are hereinafter defined), pursuant to the terms and subject to the conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1            Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.8(e).

“Accounts Payable” means the accounts payable of the Business as of the Economic Cutoff Time.

“Accounts Receivable” means the trade accounts receivable of the Business and other rights of payment related to the Business owed to Seller in each case as of the Economic Cutoff Time, together with the full benefit of any security interest of Seller therein and any claim, remedy or other right related to the foregoing, but in each case excluding the Unbilled Revenue.

“Acquisition Proposal” has the meaning set forth in Section 5.4.

"Actual P&L Statement” has the meaning set forth in Section 2.6(b).

“Adjudication Period” has the meaning set forth in Section 2.8(e).

“Affiliate” means, with respect to a specified Person, any Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.9.

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.7(b)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Base Purchase Price” has the meaning set forth in Section 2.4.

“Bill of Sale” has the meaning set forth in Section 2.7(b)(i).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are authorized or required by Law to be closed in the City of New York.

“Business Intellectual Property” means the Intellectual Property owned by Seller and used exclusively in the operation of the Business, including, for avoidance of doubt, the name “Greenwave” and any logos used in connection with the Business, all rights in webpages, whether protected copyright or otherwise, phone numbers, and customer payment portals.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Chosen Court” has the meaning set forth in Section 10.8(b).

“Claim” has the meaning set forth in Section 4.6.

“Closing” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.7(a).

“Closing Statement” has the meaning set forth in Section 2.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, effective as of November 10, 2021, between Buyer and Seller.

“Consultants” has the meaning set forth in Section 6.3(a).

“Continuing Guarantees” has the meaning set forth in Section 6.2(b).

“Contract” means any legally binding contract, lease, mortgage, license, instrument, note, commitment, undertaking, indenture or other agreement, whether written or unwritten.

“Customer” means each person or entity referenced under the heading “Customer” on Schedule 2.1(c)(i).

“Cutoff Time” means 11:59 P.M. (Eastern time) on the date immediately prior to the Closing Date.

“Deductible” has the meaning set forth in Section 8.4(a).

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means the Schedules referenced herein and delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Resolution Period” has the meaning set forth in Section 2.8(d).

“Economic Adjustment Amount” has the meaning set forth in Section 2.6(c).

“Economic Effective Date” means January 1, 2022.

“Economic Cutoff Time” means 11:59 P.M. (Eastern Time) on the date immediately prior to the Economic Effective Date.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Employee Plans” means any (a) employee benefit plan, arrangement or policy whether or not subject to ERISA, including any retirement, pension, deferred compensation, profit sharing, savings, group health, dental, life insurance, disability or cafeteria plan, policy or arrangement, (b) equity or equity-based compensation plan, (c) bonus or incentive arrangement and (d) severance or termination agreements, policies or arrangements; in each case, whether formal or informal, maintained or contributed to or required to be maintained or contributed to by Seller or any of its ERISA Affiliates for the benefit of any Employee or the dependents thereof.

“Employment Agreement” means any written Contract of Seller or any of its Affiliates with any Employee pursuant to which Seller or any Affiliate thereof has an actual or contingent liability to provide compensation and/or benefits in consideration for past, present or future services.

“Enforceability Exceptions” means bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any Law concerning the protection of the environment, pollution, contamination, natural resources, or human health or safety relating to exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with Seller, would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

“ERISA Affiliate Plan” means each Employee Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or with respect to which such ERISA Affiliate has any liability or obligation.

“Estimated Closing Statement” has the meaning set forth in Section 2.8(a).

"Estimated P&L Statement” has the meaning set forth in Section 2.6(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.8(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

"Final Income From Operations” has the meaning set forth in Section 2.6(b).

“Final Purchase Price” has the meaning set forth in Section 2.8(b).

“GAAP” means, with respect to any date of determination, United States generally accepted accounting principles as in effect on such date of determination, consistently applied.

“Governmental Authority” means any (i) federal, state, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal and any self-regulatory organization (including stock exchanges).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Greenwave Seller Group” has the meaning set forth in Section 5.5.

“Guarantees” has the meaning set forth in Section 6.2(b).

“Hazardous Substance” means any substance, material or waste listed, defined, regulated or classified as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, including petroleum.

“Holdback Amount” has the meaning set forth in Section 2.5.

“Holdback Period” has the meaning set forth in Section 2.5(b).

“Indemnified Party” has the meaning set forth in Section 8.4.

"Income From Operations” has the meaning set forth in Section 2.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.4.

"Initial Dispute Period” has the meaning set forth in Section 2.6(b).

“Initial Economic Adjustment Dispute Period” has the meaning set forth in Section 2.6(b).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“IP Assignment Agreement” has the meaning set forth in Section 2.7(b)(iii).

“IRS” means the Internal Revenue Service.

“Knowledge” means with respect to Seller the actual knowledge, after reasonable inquiry, of each individual listed in Schedule 1.1(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“LDC Imbalance” means the gas imbalances of the Business as of Cutoff Time.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change (an “Effect”) that, individually or in the aggregate with any other Effect, has had, or would reasonably be expected to have, a material adverse effect on (a) the financial condition, business, assets or results of operations of the Business, taken as a whole, or (b) the ability of Seller to consummate the Transactions, excluding in each case any Effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries, markets or geographical areas in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business; (ix) any natural or man-made disaster or acts of God or any pandemics or endemics; (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (xi) any breach by Buyer of its obligations under this Agreement.

“Material Contract” has the meaning set forth in Section 3.7(a).

“Material Customers” has the meaning set forth in Section 3.19.

“MMBtu” means one million British thermal units, which is equivalent to one dekatherm.

“Net Realized Hedges” means the sum of (i) for NYMEX Futures: the net amount of cash received or paid by Seller in respect of the Business due to financial instruments that settle before the Cutoff Time but apply to the gas flow month after the Closing occurs and (ii) for Index Futures and Swing Futures: the net amount of cash received or paid by Buyer in respect of the Business due to financial instruments that settle after the Cutoff Time but apply to the gas flow month before the Closing occurs.

“Net Asset Value” means an amount equal to the sum of the following, in each case calculated as of the Cutoff Time and on a basis consistent with the calculation of such item in the Sample Net Asset Calculation attached hereto as Exhibit A (the “Sample Net Asset Calculation”) and, to the extent not inconsistent therewith, in accordance with GAAP: (i) the Unbilled Revenue, (ii) the Storage Inventory, (iii) the LDC Imbalance and (iv) the Net Realized Hedges.

“Objection Notice” has the meaning set forth in Section 2.8(b).

“Objection Period” has the meaning set forth in Section 2.8(b).

“Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, and all other organizational documents of such Person.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Liens” means, collectively, (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s, landlords’ or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Liens, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Present Fair Salable Value” has the meaning set forth in Section 4.6.

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Prorated Taxes” means all personal property, real property, intangible property and other ad valorem Taxes imposed on or with respect to the Business and/or the Purchased Assets for any Straddle Period.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 2.5(a).

“Review Period” means the period of time from the Closing Date until the sixtieth (60th) calendar day immediately thereafter.

“Sample Net Asset Calculation” has the meaning set forth in the definition of “Net Asset Value”.

“Schedule Supplement” has the meaning set forth in Section 5.2(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Dispute Statement” has the meaning set forth in Section 2.6(b).

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Solvency” has the meaning set forth in Section 4.6.

“Solvent” has the meaning set forth in Section 4.6.

“Solvryn Software” means Seller’s interest in the Solvryn billing software, whether by license or ownership, currently in use by Seller as it pertains to the Business, including any modules, or customized features, reports, or any other Intellectual Property developed by Seller with respect thereto.

“Storage Inventory” means the total amount of natural gas inventory held in storage by or on behalf of Seller under the Assigned Contracts as of the Cutoff Time.

“Straddle Period” means a Tax period commencing before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any report, return, declaration, claim for refund, or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Termination Date” has the meaning set forth in Section 9.1(e).

“Third-Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement, and the other agreements, certificates and instruments required to be executed and delivered at the Closing.

“Transactions” mean the sale of the Purchased Assets, and the assumption of the Assumed Liabilities, contemplated by this Agreement.

“Transfer Taxes” all transfer, documentary, excise, sales, value added, goods and services, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges, incurred in connection with the consummation of the Transactions.

“Unbilled Revenue” means the total amount of the receivables of the Business for gas delivered but not invoiced as of the Economic Cutoff Time.

“Value Discrepancy” means, with respect to a Customer, the applicable Scheduled Contract Value minus the Confirmation Value.

“WARN Act” has the meaning set forth in Section 6.3(c).

1.2            Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein (including the Disclosure Schedules) are hereby incorporated in, and made a part of, this Agreement, as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1            Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Liens other than Permitted Liens, all right, title and interest then owned or held by Seller in, to and under the following assets, properties and rights, to the extent that such assets, properties and rights exclusively relate to the Business as of the Cutoff Time (collectively, the “Purchased Assets”):

(a)            all of the assets included in the calculation of Unbilled Revenue, the Storage Inventory, the LDC Imbalance and the Net Realized Hedges as set forth on Schedule 2.1(a);

(b)            all Accounts Receivables relating to the Business after the Economic Cutoff Time;

(c)            all of the following Contracts (collectively, the “Assigned Contracts”): (i) all Contracts with customers of the Business, including those listed on Schedule 2.1(c)(i); (ii) all preferred supplier agreements and ISDA contracts of the Business, including those listed on Schedule 2.1(c)(ii); (iii) all contracts for the supply of renewable energy credits and carbon offsets, including those listed on Schedule 2.1(c)(iii), (iv) all service agreements for door-to-door marketing activities, including those listed on Schedule 2.1(c)(iv), (v) all sales agency broker Contracts of the Business, including those listed on Schedule 2.1(c)(v); (vi) all Contracts of the Business with rights to storage, transportation and/or natural gas supply, including those listed on Schedule 2.1(c)(vi); (vii) the Contracts of the Business for certain services listed on Schedule 2.1(c)(vii); and (vii) Seller’s interest in the Solvryn Software as it relates to the Business.

(d)            except for the assets and licenses described in Section 2.2(f), all Business Intellectual Property;

(e)            all transferable Permits of the Business, if any;

(f)            all rights, claims, credits, causes of action or rights of set-off against third parties in respect of the Business, in each case only to the extent (i) relating to the Purchased Assets or Assumed Liabilities and (ii) Buyer incurs Losses relating thereto occurring after the Closing;

(g)            all books and records of the Business, including books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, quality control records and procedures, customer complaints and inquiry files, research and development files, sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, but excluding, for the avoidance of doubt, records relating to Excluded Assets; and

(h)            all goodwill associated with any of the assets described in the foregoing clauses.

2.2            Excluded Assets. Other than the Purchased Assets subject to Section 2.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller or any of its Affiliates, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller or any of its Affiliates:

(a)            all Accounts Receivable relating the Business prior to the Economic Cutoff Time;

(b)	all cash and cash equivalents of Seller or any of its Affiliates;

(c)	all bank and other depository accounts of Seller or any of its Affiliates;

(d)            all margin of the Business held by brokers;

(e)            all security deposits made by or on behalf of Seller or the Business;

(f)            except for the Solvyrn Software, all management and other systems (including computers and peripheral equipment), databases, software, disks and similar assets of the Business, and all licenses of the Business relating thereto;

(g)            all insurance policies of Seller or any of its Affiliates relating to the Business and all claims, credits, causes of action or rights, including rights to insurance proceeds or refunds, thereunder;

(h)            all claims, rights and interests of Seller or any of its Affiliates in and to any refunds of Taxes or fees of any nature whatsoever, including all items of loss, deduction or credit for Tax purposes, in each case, relating to (i) the Business, the Purchased Assets or the Assumed Liabilities for, or applicable to, any Tax period ending on or prior to the Closing Date, (ii) any Excluded Liability or (iii) any other Excluded Asset;

(i)            all rights, claims and causes of action of Seller or any of its Affiliates, whether mature, contingent or otherwise, against third parties relating to the assets, properties or operations of the Business prior to the Economic Effective Date;

(j)            all (i) Organizational Documents of Seller or any of its Affiliates, (ii) minute books, stock transfer books, records relating to formation or incorporation, Tax Returns and related documents and supporting work papers and any other records and returns of Seller or any of its Affiliates relating to Taxes (other than Tax records relating to Taxes imposed on the Purchased Assets and sales and use Tax records of the Business), and any other books and records Seller or its Affiliates not exclusively relating to the Business, the Purchased Assets or the Assumed Liabilities and (iii) records of Seller or any of its Affiliates prepared in connection with or relating to the sale or transfer of the Business and the Purchased Assets, including bids received from third parties and analyses relating to the Business and the Purchased Assets;

(k)            all Contracts of Seller or any of its Affiliates that are not Assigned Contracts;

(l)            all Intellectual Property of Seller or any of its Affiliates (other than the Business Intellectual Property), including, for the avoidance of doubt, all corporate names, trademarks, service marks or trade names, internet domain names, and similar proprietary rights of Seller or its Affiliates other than those trademarks of the Business, if any, set forth on Schedule 3.9(a);

(m)            all capital stock or other equity securities of Seller or any of its Affiliates and all other equity interests in any entity that are owned beneficially or of record by Seller or any of its Affiliates;

(n)            other than the Assigned Contracts and as specifically set forth in Section 6.3, all Employee Plans and ERISA Affiliate Plans, as well as all assets held thereunder or relating thereto;

(o)            all rights of, and payment due to, Seller or any of its Affiliates under or pursuant to this Agreement or the other Transaction Documents;

(p)            all rights in real property, including any leases;

(q)            all contracts of employment for any employee;

(r)            any assets identified on Schedule 2.2(r); and

(s)            all other assets, equipment, properties, Contracts and rights of Seller or any of its Affiliates not used exclusively in the operation of the Business, including all assets, equipment, properties, Contracts and rights of Seller or any of its Affiliates used or held for use in the operation of any other business of the Seller.

2.3            Assumed Liabilities and Excluded Liabilities.

(a)            Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, as of the Closing, Buyer shall assume and shall thereafter be obligated for, and shall agree to pay, perform and discharge in accordance with their terms, the following obligations and liabilities of Seller or any of its Affiliates, whether direct or indirect, known or unknown (collectively, the “Assumed Liabilities”):

(i)            all of the liabilities included in the calculation of Net Working Capital Adjustment, including the LDC Imbalance and the Net Realized Hedges;

(ii)            all liabilities and obligations under the Assigned Contracts (except to the extent that such liabilities or obligations were required by the terms thereof to be discharged prior to the Economic Effective Date);

(iii)            all customer deposits of the Business, including those listed on Schedule 2.3(a)(iii);

(iv)            (A) all Taxes (other than any Prorated Taxes or Transfer Taxes) of Buyer for any Tax period, (B) all Prorated Taxes for the portion of any Straddle Period beginning on or after the Economic Effective Date (determined in accordance with Section 6.6) and (C) all Transfer Taxes that are the responsibility of Buyer pursuant to Section 6.6;

(v)            all liabilities and obligations of Buyer or its Affiliates pursuant to Section 6.3;

(vi)            all other liabilities and obligations arising out of, or relating to, the operation of the Business, including the owning or holding of the Purchased Assets, on and after the Economic Cutoff Time including all Accounts Payable relating to the Business after the Economic Cutoff Time; and

(vii)            Any liability owed to BP Energy Company pursuant to that certain Transaction Confirmation (BP Contract ID: 22906), with a trade date of August 26, 2021, related to purchase and sale of natural gas at a fixed-price (identified as tier 1 sales therein) for the duration of the term described therein, and related to the purchase and sale of natural gas at an indexed- price (identified as tier 2 sales therein) during the months of January and February 2022 only.

(b)            Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the liabilities or obligations of Seller or any of its Affiliates that are not Assumed Liabilities (collectively, the “Excluded Liabilities”). Excluded Liabilities include the following liabilities and obligations of Seller or any of its Affiliates:

(i)            all Accounts Payable relating the Business prior to the Economic Cutoff Time;

(ii)            other than the liabilities specified as Assumed Liabilities in Section2 ..3 , (i) all liabilities and obligations arising out of, or relating to, the operation of the Business, including the owning or holding of the Purchased Assets, prior to the Economic Cutoff Time and (ii) all liabilities and obligations relating to or arising out of the Excluded Assets;

(iii)            (A) all Taxes (other than any Prorated Taxes or Transfer Taxes) of Seller or any its Affiliates for any Tax period and (B) all Prorated Taxes for the portion of any Straddle Period prior to the Economic Effective Date (determined in accordance with Section 6.6);

(iv)            other than as set forth in Section 6.3, all of the liabilities and obligations under the benefit and compensation agreements, plans and arrangements sponsored or maintained by Seller or any of its Affiliates (including all Employee Plans); and

(v)            all liabilities and obligations of Seller or any of its Affiliates under this Agreement or the other Transaction Documents;

(vi)            Any liability owed to BP Energy Company pursuant to that certain Preferred Supplier Agreement, dated effective August 23, 2016, as amended by that certain First Amendment, dated effective as of November 3, 2017, as further amended by that Second Amendment, dated effective as of February 27, 2019, as further amended by that Third Amendment, dated effective January 1, 2021, or that certain Transaction Confirmation (BP Contract ID: 22906), with a trade date of August 26, 2021, related to purchase and sale of natural gas prior to the Economic Effective Date or, with respect to indexed-priced natural gas (identified as tier 2 sales therein) any liability occurring after the month of February 2022.

2.4            Purchase Price. The aggregate purchase price to be paid to Seller for the sale of the Purchased Assets to Buyer shall be $4,600,000.00 plus the value of the Storage Inventory (the “Base Purchase Price”), subject to the Economic Adjustment Amount determined pursuant to Section 2.6 (as adjusted, the “Purchase Price”). Buyer shall pay, or cause to be paid, the Base Purchase Price at the Closing by wire transfer in immediately available funds as follows: (i) 4,105,000.00, plus the value of the Storage Inventory, minus the Holdback Amount to Seller in an account specified by Seller, and (ii) $495,000.00 to BP Energy Company in an account specified by BP Energy Company.

2.5            Holdback Amount. Buyer shall withhold $460,000.00 (the “Holdback Amount”) from the Purchase Price. Buyer shall pay the Holdback Amount, minus the Economic Adjustment Amount (if the Economic Adjustment Amount is calculated in accordance with Section 2.6(c)(i)), or plus the Economic Adjustment Amount (if the Economic Adjustment Amount is calculated in accordance with Section 2.6(c)(ii)) to Seller by wire transfer in immediately available funds to the account specified by Seller upon the earlier of the following to occur:

(a)            Seller obtains and delivers to Buyer the consent of PG&E to the assignment of all Seller customers within its pool to UET as well as a pro rata share of firm pipeline capacity contracted for and held by PG&E for its Core Customers on the Foothills Pipelines, NOVA Gas Transmission, Gas Transmission Northwest, Ruby Pipeline, El Paso Natural Gas, Transwestern Pipeline, Kern River Gas Transmission, and PG&E’s Redwood and Baja Backbone Transmission paths made three times each calendar year as specified in Schedule G-CT and specified in Attachment C (Core Gas Aggregation Service Agreement) and the core firm storage capacity to be utilized and paid for by the CTA pursuant to rate Schedules G-CT and G-CFS per Attachment D (Core Firm Storage Requirement (the “Required Consent”); or

(b)            Buyer waives, in writing, Seller’s obligation to provide the Required Consent.

Should neither of the conditions specified in Section 2.5(a) or Section 2.5(b) have occurred within one hundred and twenty (120) days following Closing (the “Holdback Period”), then Buyer shall no longer be obligated to pay the Holdback Amount and the Purchase Price shall be forever reduced by the amount of the Holdback Amount.

2.6            Economic Adjustment Amount.

(a)            As set forth on Schedule 2.6(a), on or before January 28, 2022 (one Business Day prior to the Closing Date), Seller shall deliver to Buyer and estimated profit and loss statement covering the period between the Economic Effective Date and the Closing Date (the “Estimated P&L Statement”). The Estimated P&L Statement shall represent Seller’s best efforts to estimate the income from operations the (“Income From Operations”) between the Economic Effective Date and the Closing Date, calculated in the manner set forth on Schedule 2.6(a).

(b)            During the Review Period, Buyer may deliver to Seller a written profit and loss statement, calculating the actual Income From Operations (calculated in the same manner as set forth in Schedule 2.6(a)), together with written supporting documentation justifying the actualized calculations of such Income From Operations (the “Actual P&L Statement”). If Buyer does not deliver an Actual P&L Statement to Seller during the Review Period, the Economic Adjustment Amount (defined below) shall be $0.00. If Buyer delivers to Seller the Actual P&L Statement during the Review Period, then Seller shall have a period of three (3) Business Days (beginning on the Business Day after receipt of the Actual P&L Statement) (the “Initial Economic Adjustment Dispute Period”) to review such Actual P&L Statement. During the Initial Economic Adjustment Dispute Period Seller may deliver to Buyer a written statement objecting to the calculation of the actual Income From Operations, and setting forth Seller’s calculation of the actual Income From Operations (the “Seller Dispute Statement”); provided, however, that if during the Initial Economic Adjustment Dispute Period (i) Seller does not deliver a Seller Dispute Statement to Buyer, then the calculation of the actual Income from Operations as set forth in the Actual P&L Statement shall be final and binding on Seller and Buyer. If Seller delivers a Seller Dispute Statement during the Initial Economic Adjustment Dispute Period, the Buyer and Seller and their authorized representatives shall meet within five (5) Business Days of Buyer’s receipt of the Seller Dispute Statement (the “Initial Dispute Period”) to attempt to resolve such matters and to agree upon the actual Income from Operations; provided, however, that if Seller and Buyer do not agree on the actual Income From Operations within the Initial Dispute period, then within twenty (20) days after the Initial Dispute Period, Buyer and Seller shall submit the Actual P&L Statement , the Seller Dispute Statement and all supporting documentation to the Accounting Firm, who shall calculate and determine the actual Income From Operations within thirty (30) days and such calculation of the Actual Income From Operations by the Accounting Firm shall be final and binding on Seller and Buyer (the “Final Income From Operations”). In the event the Accounting Firm is engaged pursuant to the terms of this Section 2.6(a), Buyer and Seller each agree to pay for half of the total cost of such engagement.

(c)            The Economic Adjustment Amount shall be the positive difference between the Estimated Income From Operation and the Actual Income from Operations (the “Economic Adjustment Amount”).

(i)            If the Actual Income From Operations is less than the Estimated Income From Operations, and the positive Economic Adjustment Amount is greater than ten percent (10%) of the Estimated Income from Operations, Seller shall pay the positive Economic Adjustment Amount to Buyer within five (5) Business Days of resolution of the Actual P&L Statement pursuant to Section 2.6(b).

(ii)            If the Actual Income From Operations is greater than the Estimated Income From Operations, and the positive Economic Adjustment Amount is greater than ten percent (10%) of the Estimated Income from Operations, Buyer shall pay the positive Economic Adjustment Amount to Seller within five (5) Business Days of resolution of the Actual P&L Statement pursuant to Section 2.6(b).

(iii)            If the Actual Income From Operations is no more or less than ten percent of the Estimated Income from Operations, the Economic Adjustment Amount shall be deemed $0.00 and no payment obligation shall arise as a result of any Economic Adjustment Amount.

2.7            Closing; Closing Deliveries.

(a)            Closing. The consummation of the Transactions (the “Closing”) shall take place on January 31, 2022 (the “Proposed Closing Date”) or as soon thereafter as may be mutually agreed to by the Parties (in either case, the “Closing Date”). The Closing will be conducted electronically via email, facsimile transfer or other similar means and will be deemed to be effective at 12:01 a.m. (Eastern time) on the Closing Date.

(b)            Seller Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)            a bill of sale, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by Seller;

(ii)            an assignment and assumption agreement, substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iii)            an assignment agreement for the Business Intellectual Property, substantially in the form attached hereto as Exhibit D (the “IP Assignment Agreement”), duly executed by Seller;

(iv)            certified copies of all resolutions necessary to authorize the execution, delivery and performance of this Agreement by Seller, including the consummation of the Transactions;

(v)            the certificate described in Section 7.1(c); and

(vi)            if applicable, an affidavit of non-foreign status of Seller that complies with Treasury Regulations Section 1.1445-2(b)(2), duly executed by Seller.

(c)            Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Buyer:

(i)          the Estimated Purchase Price, pursuant to Section 2.4;

(ii)          the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)          the IP Assignment Agreement, duly executed by Buyer;

(iv)          certified copies of all resolutions necessary to authorize the execution, delivery and performance of this Agreement by Buyer, including the consummation of the Transactions; and

(v)       the certificate described in Section 7.2(c).

2.8       Net Working Capital Adjustment.

(a)            No later than the third (3rd) Business Day prior to the anticipated Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth in reasonable detail (i) Seller’s good faith estimate of the Net Asset Value and (ii) a calculation of the estimated Purchase Price (such amount, the “Estimated Purchase Price”).

(b)            Within ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith determination of (i) the actual amount of the Net Asset Value together with all documentation supporting its calculation thereof and (ii) a calculation of any adjustment to the Net Asset Value and the corresponding Purchase Price based on such amount. The Closing Statement and the determination of calculations set forth therein shall become final and binding upon the Parties on the sixtieth (60th) calendar day after the date upon which such Closing Statement is received by Seller (such 60-day period, the “Objection Period”), unless Seller delivers to Buyer written notice that it disputes any aspect of the Closing Statement (an “Objection Notice”) prior to the end of such Objection Period. The Objection Notice shall specify in reasonable detail the nature of any dispute so asserted, and any amount contained in the Closing Statement that is not specifically disputed in the Objection Notice shall be final and binding on the Parties as set forth in the Closing Statement. If an Objection Notice is delivered to Buyer prior to the end of the Objection Period, then the Closing Statement and the determination of calculations set forth therein (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the Parties on the earlier to occur of (i) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Objection Notice or (ii) the date any disputed matters are finally resolved by the Accounting Firm as provided below. The Purchase Price as set forth in the version of the Closing Statement that becomes final and binding on the Parties in accordance with this Section 2.8(b) is referred to herein as the “Final Purchase Price.”

(c)            From the Closing until such time as all matters set forth in the Objection Notice have been fully and finally resolved in accordance herewith, Buyer shall (i) maintain and provide to Seller and its Representatives reasonable access to all documents and other information utilized by Buyer and its Representatives in connection with Buyer’s preparation of the Closing Statement, including all financial statements, work papers, schedules, accounts, analysis and books and records relating to the Closing Statement as was utilized by Buyer in connection with preparation of the Closing Statement; (ii) provide Seller and Representatives reasonable access to such employees, auditors, advisors and other Representatives of Buyer who participated in the preparation or review of, or otherwise have relevant knowledge concerning, the Closing Statement; and (iii) reasonably cooperate with Seller in providing the information and personnel reasonably required by Seller to resolve the matters set forth in any Objection Notice; provided, that any access provided to Seller pursuant to this Section 2.6(b) shall be (x) during regular business hours, (y) with no less than two (2) Business Days’ prior written notice to Buyer and (z) in a manner which will not unreasonably interfere with the operation of the Business. The rights of Seller under this Agreement shall not be prejudiced by the failure of Buyer to comply with this Section 2.6(c) and, without limiting the generality of the foregoing, the time period by which Seller is required to provide an Objection Notice under Section 2.6(b) shall be automatically extended by the number of days Buyer fails to comply with this Section 2.6(c).

(d)            In the event that Seller provides an Objection Notice to Buyer prior to the end of the Objection Period, then Seller and Buyer shall, within twenty (20) calendar days following Seller’s delivery of such Objection Notice (such 20-day period, the “Dispute Resolution Period”), in good faith seek to resolve the items disputed in the Objection Notice.

(e)            If, during the Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Final Purchase Price. In the event that Seller and Buyer do not resolve all of the items disputed in the Objection Notice prior to the end of the Dispute Resolution Period, all such unresolved disputed items shall be submitted by Buyer or Seller to Deloitte & Touche LLC, or if Deloitte & Touche is unable to handle such dispute for any reason, to another neutral, nationally recognized accounting firm (the “Accounting Firm”) for resolution, and Buyer and Seller shall promptly sign an engagement letter with the Accounting Firm in a form customary for an engagement of this type. The Accounting Firm shall determine only those items still in dispute (on a basis consistent with the calculation of the disputed items in the Sample Net Asset Value Calculation and, to the extent not inconsistent therewith, in accordance with GAAP), and for each such item shall determine a value within the range of values submitted therefor by Buyer and Seller in the Closing Statement and the Objection Notice, respectively. The Accounting Firm shall deliver to Buyer and Seller a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Seller) of the disputed amounts within thirty (30) calendar days of submission to the Accounting Firm of such disputed amounts (such 30-day period, the “Adjudication Period”), which determination shall be final and binding. In the event that either Buyer or Seller fails to submit its respective statement regarding any items remaining in dispute within the time determined by the Accounting Firm, then the Accounting Firm shall render a decision based solely on the information timely submitted to the Accounting Firm by Buyer and Seller. Notwithstanding the foregoing, if either Party prevents the other Party from obtaining access to any information that such Party has reasonably requested pursuant to this Section 2.6, or if a Party otherwise fails to provide such information on a timely basis after receiving a reasonably specific request for access from the other Party, the Accounting Firm shall have the authority, in its sole discretion, to (i) extend the Adjudication Period for such amount of time as the Accounting Firm deems equitable; (ii) direct that the withholding Party promptly provide the other Party with such access as the Accounting Firm deems equitable; and/or (iii) render a decision adverse to the withholding Party in respect of any issue or amount that the Accounting Firm deems equitable given the information that has been withheld.

(f)            In the event that the Final Purchase Price is less than the Estimated Purchase Price, Seller shall pay to Buyer an amount equal to such difference in the manner provided in Section 2.8(g). In the event that the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay to Seller an amount equal to such difference in the manner provided in Section 2.8(g).

(g)            All payments to be made pursuant to Section 2.8(f) shall be made on the second (2nd) Business Day following the date on which the Closing Statement becomes final and binding on the Parties in accordance with Section 2.8(b). All payments made pursuant to this Section 2.8(g) shall be made via wire transfer of immediately available funds to such account or accounts as shall be designated in writing by the recipient, without interest.

(h)            All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that are unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total amount of the disputed items so submitted. Buyer, on the one hand, and Seller, on the other hand, shall each pay one-half of any indemnification payments due to the Accounting Firm pursuant to the terms of the Accounting Firm’s engagement hereunder.

(i)            The Net Asset Value calculation set forth in the Estimated Closing Statement and in the Closing Statement shall be prepared and calculated on a basis consistent with the Sample Net Asset Value Calculation and, to the extent not inconsistent therewith, in accordance with GAAP. In the event of any discrepancy between the Sample Net Asset Value Calculation and GAAP for purposes of such calculation, the Sample Net Asset Value Calculation shall control.

(j)            For Tax purposes, any payments pursuant to Section 2.8(g) shall be treated as adjustments to the Purchase Price to the extent permitted by Applicable Law.

2.9            Allocation. As soon as reasonably practicable after the Closing Date, Buyer shall prepare and deliver to Seller an allocation of the Purchase Price among the Purchased Assets consistent with Section 1060 of the Code (the “Allocation Schedule”). Within thirty (30) days following Seller’s receipt of such Allocation Schedule, Seller will deliver a written notice to Buyer setting forth in reasonable detail any dispute Seller has with respect to the preparation or content of the Allocation Schedule. If Seller does not deliver any written notice of objection to the Allocation Schedule within such 30-day period, the Allocation Schedule shall be final, conclusive and binding on all Parties. If a written notice of objection is timely delivered to Buyer, Seller and Buyer will negotiate in good faith for a period of twenty (20) days to resolve such dispute; provided, that if such negotiation does not resolve the dispute, Seller and Buyer shall be entitled to report, act and file their Tax Returns (including IRS Form 8594 and any successor form) in accordance with their respective allocation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

3.1            Corporate Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the applicable Law of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. In respect of the Business, Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction listed on Schedule 3.1, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

3.2            Corporate Authorization. Seller has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the Transactions by Seller have been duly authorized by all requisite corporate action on the part of Seller and no other corporate proceeding on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the other Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder or thereunder or the consummation by Seller of the Transactions. This Agreement has been, and the other Transaction Documents when executed by Seller will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) constitute and will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions.

3.3            No Conflict. The execution and delivery of this Agreement by Seller and the other Transaction Documents to which Seller is a party and the performance by Seller of its obligations hereunder and thereunder do not and will not (a) result in a violation or breach of any provision of the Organizational Documents of Seller; (b) violate any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth on Schedule 3.3, require the consent, notice or other action by any Person under, conflict with, result in any breach of or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any Material Contract, except, in the case of clause (c) where failure to obtain such consent, approval or authorization, or to make such notification would not have a Material Adverse Effect.

3.4            Governmental Consents. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the performance by Seller of its obligations hereunder and thereunder do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval or authorization, or to make such filing or notification, would not (i) prevent or materially delay the consummation of the Transactions or (ii) have a Material Adverse Effect; or (b) as may be necessary as a result of any facts or circumstances relating to Buyer or any of its Affiliates.

3.5            Taxes.

(a)            Except as would not have a Material Adverse Effect, to the Knowledge of Seller, (i) Seller has filed or caused to be filed on a timely basis all material Tax Returns that were required to be filed with respect to the Business or the Purchased Assets, and all such Tax Returns were complete and correct in all material respects and were prepared in compliance in all material respects with all applicable Laws, (ii) all material Taxes owed by Seller with respect to the Business or the Purchased Assets have been timely paid (whether or not shown on any Tax Return and whether or not any Tax Return was required) and (iii) all material Taxes required to be withheld by Seller with respect to the Business or the Purchased Assets have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purposes.

(b)            There are no Liens against the Business or the Purchased Assets in respect of any Taxes other than Permitted Liens.

(c)            To the Knowledge of Seller, no Taxes primarily relating to the Business or the Purchased Assets are under audit or examination by any Governmental Authority.

(d)            Seller is not the beneficiary of any extension of time within which to file any material Tax Return (other than automatic extensions) relating primarily to the Business or the Purchased Assets.

(e)            Seller has not waived any statute of limitations in respect of any material Taxes relating primarily to the Business or the Purchased Assets or agreed to any extension of time with respect to a material Tax assessment or deficiency which extension is currently in effect relating primarily to the Business or the Purchased Assets.

Notwithstanding anything to the contrary contained in this Agreement, this Section 3.5 contains the sole and exclusive representations and warranties of Seller with respect to Tax matters.

3.6            [Omitted].

3.7            Material Contracts.

(a)            Schedule 3.7(a) lists the following Contracts, as of the date hereof, (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (collectively, the “Material Contracts”):

(i)            any Contracts for storage and transportation capacity;

(ii)           the Contracts with any Material Customers;

(iii)          brokerage Contracts relating to the Customers;

(iv)          the Contracts with the suppliers or service providers of the Business under which the Business made payments of $5,000 or more during the twelve (12) month period ending December 31, 2021;

(v)           Contracts for any financial derivatives relating to the Business;

(vi)          any Contract relating to indebtedness of the Business for borrowed money (excluding, for the avoidance of doubt, Contracts relating to trade payables, including Accounts Payable, of the Business);

(vii)         any Contract between Seller, on the one hand, and any Affiliate of Seller, on the other hand; and

(viii)        any partnership, joint venture or other similar Contract.

(b)            Except as set forth on Schedule 3.7(b), each of the Material Contracts is in full force and effect and is binding upon Seller and, to the Knowledge of Seller, the other parties thereto, subject in each case to the Enforceability Exceptions and any Material Contract that has terminated or expired in accordance with its terms. Except as set forth on Schedule 3.7(b), neither Seller nor, to the Knowledge of Seller, any other party to any Material Contract is in material breach of or default under any of the Material Contracts. Copies of each of the Material Contracts have been made available to Buyer.

3.8            Environmental Matters. Except as set forth on Schedule 3.8 or as would not have a Material Adverse Effect, (a) the Business is in compliance with all applicable Environmental Laws, (b) as of the date of this Agreement, no Proceeding is pending or, to the Knowledge of Seller, threatened against Seller with respect to the Business under any Environmental Law and (c) to the Knowledge of Seller, Seller has not released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Substances, in each case that has resulted in an investigation or cleanup by, or liability of Seller with respect to the Business. The representations and warranties contained in this Section 3.8 are the sole and exclusive representations and warranties of Seller relating to Environmental Laws.

3.9            Intellectual Property.

(a)            Schedule 3.9(a) contains a list of the material Business Intellectual Property that is registered or subject to an application for registration. To the Knowledge of Seller, the Business Intellectual Property required to be disclosed on Schedule 3.9(a) is subsisting and, where registered, valid and enforceable (subject to the Enforceability Exceptions).

(b)            Except as set forth on Schedule 3.9(b), to the Knowledge of Seller (i) the operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate any other Person’s Intellectual Property; (ii) none of the Business Intellectual Property is being infringed, misappropriated or otherwise violated by any other Person; (iii) no Business Intellectual Property is the subject of any pending or threatened Proceeding claiming infringement, misappropriation or violation of any other Person’s Intellectual Property by Seller; and (iv) in the past twelve (12) months, Seller has not received any written notice asserting that the operation of the Business infringes, misappropriates or violates the Intellectual Property of any other Person or challenging the ownership, use, validity or enforceability of any material Business Intellectual Property. Seller (A) is the owner of the Business Intellectual Property, free and clear of all Liens other than Permitted Liens, and (B) with respect to all other Intellectual Property necessary for the operation of the Business as it is currently conducted, has the valid and enforceable right to use all of such Intellectual Property. The Business Intellectual Property is not subject to any outstanding Governmental Order restricting the use or ownership thereof. The representations and warranties set forth in this Section 3.9(b) are the only representations and warranties that Seller makes in this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

3.10            [Intentionally left blank]

3.11            Insurance. Except as would not have a Material Adverse Effect, as of the date hereof, (a) each of the insurance policies relating to the Business is in full force and effect and (b) Seller has not received written notice regarding any cancellation or invalidation of any such insurance policy.

3.12            Permits. To the Knowledge of Seller, all Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except as would not have a Material Adverse Effect.

3.13            Litigation and Orders. Except as set forth on Schedule 3.14 or as would not have a Material Adverse Effect, as of the date hereof, there is no (a) Proceeding pending or, to the Knowledge of Seller, threatened against Seller with respect to the Business before any Governmental Authority or (b) outstanding Governmental Order against Seller with respect to the Business.

3.14            Compliance with Laws. Seller is in compliance with all applicable Laws with respect to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

3.15            Absence of Certain Changes. Since December 31, 2021 and through the date of this Agreement, (a) there has not been any effect, change, development or occurrence in or with respect to the Business that has had a Material Adverse Effect and (b) except for events giving rise to and the discussion and negotiation of this Agreement and as set forth on Schedule 3.16, the Business has been conducted in all material respects in the ordinary course of business.

3.16            No Undisclosed Material Liabilities. Seller has no liabilities or obligations with respect to the Business or the Purchased Assets, except for liabilities and obligations (a) incurred in the ordinary course of business, (b) to be performed in the ordinary course of business pursuant to the Contracts of the Business, (c) arising out of the preparation and negotiation of this Agreement and consummation of the Transactions, (d) reflected in the Net Working Capital Adjustment, or (e) which would not have a Material Adverse Effect.

3.17            Title to Assets; Sufficiency.

(a)            Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property, free and clear of all Liens other than Permitted Liens.

(b)            Except for the Excluded Assets and as set forth on Schedule 3.18(b), the Purchased Assets constitute all of the assets and properties that are used by Seller exclusively in the operation of the Business and are sufficient to conduct the Business in substantially the manner in which it is conducted on the date hereof.

3.18            Material Customers. Schedule 3.18 sets forth a list of all of the Customers of the Business as of the Economic Cutoff Time (collectively, the “Material Customers”), including the Customer’s name, address, phone number, email account, SAID number, together with the respective amounts billed to the Material Customers and the amount of natural gas, renewable energy credits and/or carbon offsets used by the Customer during such period. As of the date hereof, Seller has not received any notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

3.19            No Brokers. There is no investment banker, broker or finder that has been retained by or on behalf of Seller that is entitled to any fee or commission from Seller in connection with the Transactions for which Buyer may become liable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller:

4.1            Existence and Power. Buyer is duly organized, validly existing and in good standing under the applicable Law of the jurisdiction of its organization. Buyer has all requisite organizational power and authority to carry on its business as now conducted by it except where any failure to have such power or authority would not reasonably be expected to prevent or materially delay the consummation of the Transactions or Buyer’s ability to perform its obligations under this Agreement.

4.2            Authorization. Buyer has all requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transactions by Buyer have been duly authorized by all necessary action on the part of Buyer and no other proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder or thereunder or the consummation by Buyer of the Transactions. This Agreement has been, and the other Transaction Documents when executed by Buyer will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) constitute and will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions.

4.3            No Conflicts; Governmental Consents. The execution and delivery of this Agreement by Buyer and the other Transaction Documents to which Buyer is a party and the performance by Buyer of its obligations hereunder and thereunder do not and will not (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) violate any applicable Law or Governmental Order; or (c) require the consent, notice or other action by any Person under, conflict with or result in any breach of or constitute a default under any Contract to which Buyer is a party, except, in the case of clause (c), as would not reasonably be expected to prevent or materially delay the consummation of the Transactions or Buyer’s ability to perform its obligations under this Agreement. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the performance by Buyer of its obligations hereunder and thereunder do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except where failure to obtain such consent, approval or authorization, or to make such filing or notification, would not prevent or materially delay the consummation of the Transactions or Buyer’s ability to perform its obligations under this Agreement.

4.4            Litigation and Orders. Except as would not reasonably be expected to prevent or materially delay the consummation of the Transactions or Buyer’s ability to perform its obligations under this Agreement, there is no (a) Proceeding pending (or, to the knowledge of Buyer, threatened) with respect to Buyer by or before any Governmental Authority or (b) outstanding Governmental Order against Buyer.

4.5            Sufficiency of Funds. Buyer has, as of the date of this Agreement, and will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price, all related fees and expenses in connection with the Transactions and any other amounts to be paid by it in accordance with the terms of this Agreement. Buyer acknowledges and agrees that the obligation of Buyer to consummate the Transactions is not conditioned upon Buyer’s ability to finance or pay the Purchase Price and that any failure of Buyer to consummate the Transactions shall constitute a material breach by Buyer of this Agreement giving rise to Sellers’ right (a) to terminate this Agreement under Section 9.1(c), subject to the terms and conditions of Section 9.1(c), or, alternatively, (b) to seek specific performance under Section 10.9.

4.6            Solvency. Assuming (a) the satisfaction or waiver of the conditions in Section 7.1 and (b) the accuracy in all material respects of the representations and warranties of Seller set forth in Article 3, then immediately after giving effect to the Transactions, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses, Buyer shall be Solvent. For purposes of this Agreement: (i) “Solvent”, when used with respect to a Person, means that, as of any date of determination, (A) the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (B) such Person will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (C) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the Transactions, and the term “Solvency” shall have a correlative meaning; (ii) “debt” means liability on a Claim; (iii) “Claim” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (B) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (iv) “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of a Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

4.7            Independent Investigation. Buyer acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Business and (b) has been furnished with or given full access to such information about the Business and the Purchased Assets as it has requested. In entering into this Agreement and consummating the Transactions, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Seller set forth in this Agreement, and Buyer acknowledges that, other than as set forth in this Agreement, none of Seller, any of its Affiliates nor any of their respective Representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Representatives, lenders or Affiliates prior to the execution of this Agreement or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business heretofore or hereafter delivered to or made available to Buyer or any of its Representatives, lenders or Affiliates, and in each case neither Seller nor any of its Affiliates or Representatives will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their Representatives. Buyer and its Affiliates expressly and specifically disclaim that they are relying upon or have relied upon any representation or warranty of any kind or nature, whether express or implied, not included in this Agreement that may have been made by any Person, and acknowledge and agree that Seller expressly and specifically disclaims any such other representations and warranties. Without limiting the generality of the foregoing, none of Seller or any of its Affiliates or Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Business, the Purchased Assets or the Assumed Liabilities made available to Buyer, including due diligence materials, memoranda or similar materials, or in any presentation of the Business by management of Seller or others in connection with the Transactions, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and consummating the Transactions. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available to Buyer and its Representatives are not and shall not be deemed to be or to include any representations or warranties of Seller, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and consummating the Transactions.

4.8            No Brokers. There is no investment banker, broker or finder that has been retained by or on behalf of Buyer that is entitled to any fee or commission from Buyer in connection with the Transactions for which Seller may become liable.

ARTICLE 5

CERTAIN PRE-CLOSING COVENANTS

5.1            Operation of the Business. From the date hereof until the Closing, except as (i) permitted or contemplated by this Agreement, (ii) requested by Buyer or consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (iii) set forth on Schedule 5.1 or (iv) required by applicable Law:

(a)           Seller shall:

(i)            operate the Business in all material respects in the ordinary course of business; applicable Laws; and

(ii)           conduct the Business in all material respects in accordance with

(iii)           use its commercially reasonable efforts to preserve and maintain in all material respects the goodwill of the Business and the relationships with customers of the Business;

(iv)            to the extent Seller receives any payments or other revenues attributable to any of the Purchased Assets for any periods from and after the Economic Effective Date, Seller will hold such payments or other revenues for the exclusive benefit of Buyer and shall promptly deliver such payments or other revenues to Buyer;

(v)            to the extent Seller any pipeline or transporter has issued a prior period adjustment applicable to the Customer meters included in the Purchased Assets for any period of time after the Economic Effective Date, which results in either a physical or monetary credit between Seller and the pipeline or transporter, then Seller shall use commercially reasonable efforts to resolve the imbalance in accordance with all applicable tariffs and pipeline statements such that Buyer receives the economic benefit of such prior period adjustment; and

(b)        Seller shall not:

(i)            sell, assign, license, lease, transfer, abandon or create any Lien (other than any Permitted Lien) on, or otherwise dispose of, any of the Purchased Assets, other than such sales, assignments, licenses, leases, transfers, abandonments, Liens or other dispositions that are in the ordinary course of business and are not material to the Business, taken as a whole;

(ii)            enter into any Contract that would constitute a Material Contract other than (A) in the ordinary course of business (including renewals consistent with the terms thereof) with a term of less than twenty-four (24) months unless Buyer provides written consent to such Contract, (B) those Contracts that can be cancelled by Seller without cause (and without penalty) on less than ninety (90) days’ notice or (C) those Contracts that do not constitute Assigned Contracts;

(iii)            in respect of the Business, materially change the methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP or by any Governmental Authority; or

(iv)            agree, resolve or commit to do any of the foregoing.

5.2            Notification of Certain Matters; Supplement to Disclosure Schedules.

(a)            Each Party shall promptly notify and provide copies to the other of (i) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Transactions, (ii) any written notice or other communication from any Governmental Authority in connection with the Transactions, (iii) any Proceeding commenced or, to its Knowledge, threatened against, such Party or any of its Affiliates, as the case may be, that would be reasonably likely to (A) prevent or materially delay the consummation of the Transactions or (B) result in the failure of any condition to the Closing set forth in Article 7 to be satisfied, or (iv) the occurrence of any event for which such Party becomes aware that would or would be reasonably likely to (A) prevent or materially delay the consummation of the Transactions or (B) result in the failure of any condition to the Closing set forth in Article 7 to be satisfied; provided, that the delivery of any notice pursuant to this Section 5.2(a) shall not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (y) update the Disclosure Schedules.

(b)            From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.1(a) have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.2(a) with respect to such matter

5.3            Access to the Business. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller or any of its Affiliates. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s reasonable discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the Transactions are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Seller shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Prior to the Closing, without the prior written consent of Seller, Buyer shall not contact any suppliers to, or customers of, the Business. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.3.

5.4            No Solicitation. From the date hereof until the Closing, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any material portion of the Business or the Purchased Assets.

5.5            Post-Closing Non-Solicitation and Non-Competition. For a period of two (2) years commencing on the Closing Date, each of Seller and Seller's Affiliates, excluding GPB Capital Holdings, LLC and its directors, officers, employees and Affiliates (including Highline Management Inc.) (collectively the “Greenwave Seller Group”), agrees that it will not, directly or indirectly (i) provide natural gas, renewable energy credits or carbon offsets to retail customer in Pacific Gas & Electric’s service area in the State of California, or (ii) solicit customers or for the sale of natural gas, renewable energy credits or carbon offsets in Pacific Gas & Electric’s service area in the State of California. It is the desire and intent of the Parties that the provisions of this Section 5.5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular portion of this Section 5.5 shall for any reason be adjudicated to be invalid, illegal or unenforceable in the jurisdiction in which enforcement is sought, the this Section 5.5 shall be construed (and deemed amended) as if such invalid, illegal or unenforceable provision or part of an invalid, illegal or unenforceable provision had been limited or modified to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is to be made. The Parties agree that compensatory damages may not be sufficing to compensate Buyer in the event of Seller’s breach of the provisions of this Section 5.5, and therefore Buyer shall be entitled to seek an injunction restraining Seller from such breach if it were to occur. Nothing in this Section 5.5 shall be construed as prohibiting Buyer from pursuing any other remedies for such breach or threatened breach. Seller declares that the foregoing limitations are reasonable and properly required for the adequate protection of the business of Buyer. In the event any such limitation is deemed to be unreasonable by a court of competent jurisdiction, Seller agrees to the reduction of such limitation in such manner as said court shall have deemed to be reasonable.

5.6            Closing Conditions. From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7 hereof.

ARTICLE 6
ADDITIONAL COVENANTS

6.1            Confidentiality. Buyer hereby assumes the Confidentiality Agreement and agrees to be bound by the provisions thereof applicable to Buyer’s Affiliate that is a party thereto. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.1 shall nonetheless continue in full force and effect.

6.2            Third-Party Consents; Release of Guarantees; Accounts Receivable.

(a)            Third-Party Consents. Buyer and Seller shall use commercially reasonable efforts to obtain any third-party consents, approvals or waivers required under the Assigned Contracts in connection with the consummation of the Transactions; provided, however, that no Party shall be obligated to (i) make any payment to any third party to obtain any consent under this Section 6.2(a) other than normal and usual processing fees, filing fees or other similar normal costs incurred in connection with such third-party consent or approval or (ii) grant any accommodation (financial or otherwise) to any third party in connection with obtaining such third- party consent, approval or waiver. Notwithstanding anything to the contrary herein, this Agreement and the consummation of the Transactions shall not be construed as an attempt or agreement to assign any Contract or rights thereunder or other right that, by its terms or by applicable Law, is not assignable without the consent of a third party or is cancelable by a third party in the event of an assignment, unless and until such consent shall have been obtained. To the extent that any Assigned Contract cannot be assigned without consent and such consent is not obtained prior to the Closing, Seller shall use reasonable best efforts to provide to Buyer the benefits of any such Assigned Contract and Buyer shall perform or discharge on behalf of Seller all obligations and liabilities under such Assigned Contract that constitute Assumed Liabilities. In addition to Buyer’s obligations pursuant to the foregoing sentence, as to any Assigned Contract that is not effectively assigned to Buyer as of the Closing Date but is thereafter effectively assigned to Buyer, Buyer shall, from and after the effective date of such assignment, assume, and shall thereafter pay, perform and discharge as and when due, all Assumed Liabilities of Seller or any of its Affiliates arising under such Assigned Contract.

(b)            Release of Guarantees. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates shall have any obligations to maintain any guarantee or other form of credit support to secure performance or payment under any Assigned Contract or other Purchased Asset after the Closing. Buyer shall use its reasonable efforts to obtain and deliver to Seller, prior to the Closing and to be effective upon the Closing, a full and unconditional release of all of the obligations of Seller and its Affiliates under each of the agreements and instruments providing credit support for or related to any of the Business, the Purchased Assets or the Assumed Liabilities that are set forth on Schedule 6.2(b) (the “Guarantees”) by providing the counterparties thereto and beneficiaries thereof with a substitute form of security. Buyer shall use reasonable efforts to obtain, within thirty (30) days of the Closing Date, a full and unconditional release of all of the obligations of Seller and its Affiliates under each Guarantee that is not released at the Closing (the “Continuing Guarantees”). Buyer shall not, and shall not permit any of its Affiliates to: (i) renew or extend the term of, (ii) increase the obligations under, or (iii) transfer to a third party any Contract of the Business or other obligation covered by a Continuing Guarantee.

(c)            Accounts Receivable. Seller shall be entitled to collect all the Accounts Receivable that are an Excluded Asset (and, for the avoidance of doubt, retain all payments received thereon) and Buyer shall cooperate with Seller for the purpose of Seller collecting any outstanding Accounts Receivable that is an Excluded Asset. Any payment received by Buyer after the Closing Date in respect of an Accounts Receivable that is an Excluded Asset shall be promptly paid by Buyer to Seller pursuant to wire or other payment instructions from Seller.

6.3            Employee Matters.

(a)            Employment. As of or before the Closing, Buyer or one its Affiliates shall offer consulting agreements to each individual employed by Seller or any of its Affiliates in respect of the Business who is listed on Schedule 6.3(a) (collectively, the “Consultants”). For the purposes hereof, all Consultants who agree to accept a consulting position with Buyer or one of its Affiliates and commence work on the Closing Date.

(b)            Welfare Plans. Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each of the Consultants with respect to claims incurred under the terms of any Employee Plans that such Employees and their covered dependents participated in prior to the Closing Date.

(c)            WARN Act. Buyer shall not, and shall cause its Affiliates not to, take any action on or after the Closing Date that would cause any termination of employment of any employees by Seller or any of its Affiliates that occurs before the Closing to constitute a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Act of 1988, as amended (the “WARN Act”) or any similar state or local applicable Laws, or to create any liability to Seller or any of its Affiliates for any employment terminations under applicable Laws. Buyer shall be responsible for all liabilities with respect to any amounts (including any severance, fines or penalties) payable under or pursuant to the WARN Act or any similar state or local applicable Laws with respect to any Employees who do not become Transferred Employees as a result of the failure of Buyer to extend offers of employment or continued employment as required by Section 6.3(a) or in connection with events that occur from and after the Closing, and Buyer shall reimburse Seller for any such amounts.

(d)            No Third-Party Beneficiaries. Without limiting the generality of Section 10.7, nothing in this Section 6.3, express or implied, is intended to confer on any Person (including any Consultants and any current or former employees of Seller or any of its Affiliates), other than the Parties and their respective successors and assigns, any rights, benefits, remedies, obligations or liabilities (including any third-party beneficiary rights) under or by reason of this Section 6.3. Accordingly, notwithstanding anything to the contrary in this Section 6.3, the Parties expressly acknowledge and agree that this Agreement is not intended to create a Contract between Buyer, Seller or any of their respective Affiliates, on the one hand, and any employee of Seller or any of its Affiliates, on the other hand, and no employee of Seller or any of its Affiliates may rely on this Agreement as the basis for any breach of Contract claim against Buyer, Seller or any of their respective Affiliates. Nothing in this Section 6.3 shall constitute an amendment to or modification of any Employee Plan or other compensation or benefit plan, program, policy, agreement or arrangement.

6.4            Access to Records.

(a)            For a period of six (6) years after the Closing Date, Seller and its Affiliates and Representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller or any of its Affiliates in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.4(a). If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, it shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(b)            For a period of six (6) years after the Closing Date, Buyer and its Representatives shall have reasonable access to all of the books and records relating to the Business which Seller may retain after the Closing Date to the extent that such access may reasonably be required by Buyer or any of its Representatives in connection with matters relating to or affected by the operations of the Business after the Closing Date. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 6.4(b). If Seller shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, it shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

6.5            Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transactions.

6.6            Tax Matters.

(a)            Seller shall prepare and timely file or shall cause to be prepared and timely filed each Tax Return for Prorated Taxes that is due on or before the Economic Effective Date. Buyer shall pay to Seller promptly upon demand at or after the Closing the amount of any Taxes shown as due thereon or paid by Seller to the extent constituting an Assumed Liability. Buyer shall prepare and timely file or shall cause to be prepared and timely filed each Tax Return for Prorated Taxes that is due after the Effective Time. Seller shall pay to Buyer promptly upon demand the amount of any Taxes shown as due thereon to the extent constituting an Excluded Liability.

(b)            In the case of any Prorated Taxes for any Straddle Period, the portion of such Prorated Taxes that are allocable to the portion of such Straddle Period ending immediately prior to the Economic Effective Date and that constitute an Excluded Liability shall be deemed to equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the day before the Economic Effective Date and the denominator of which is the number of calendar days in the entire Straddle Period, and the remaining portion of such Prorated Taxes shall be allocable to the portion of such Straddle Period beginning on the Economic Effective Date and shall constitute an Assumed Liability.

(c)            Seller and Buyer shall (i) provide assistance to each other Party as reasonably requested in preparing and filing Tax Returns with respect to the Business and the Purchased Assets; (ii) make available to each other Party as reasonably requested all information, records, and documents relating to Taxes concerning the Business or the Purchased Assets; (iii) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by the other Party of any Tax Return, or for any audit relating to Taxes with respect to the Business or the Purchased Assets; and (iv) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any audit with respect to Taxes relating to the Business or the Purchased Assets.

(d)            Any Transfer Taxes shall be borne by Buyer. Buyer shall, at its own expense and with Seller’s cooperation, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

6.7            Public Announcements. Neither Party shall (nor shall such permit any Affiliate thereof to), without the prior written consent of the other Party, issue any press release or make any other public announcement concerning this Agreement or the Transactions, except to the extent that such Party or any Affiliate thereof is so obligated by applicable Law or any rule or regulation of any securities exchange upon which the securities of such Party or any Affiliate thereof are listed or traded, in which case such Party shall give advance notice and an opportunity to comment to the other, and except that the Parties shall cooperate to make a mutually agreeable announcement.

6.8            Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

ARTICLE 7
CLOSING CONDITIONS

7.1            Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing hereunder is subject to the satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer, to the extent permitted by applicable Law):

(a)            Representation and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to “materiality” or “Material Adverse Effect” set forth in such representations and warranties (other than in Section 3.16)) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Covenants. Seller shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing.

(c)            Deliveries. Seller shall have delivered (or stand ready to deliver) to Buyer (i) a certificate, dated as of the Closing Date, signed by an executive officer of Seller and certifying as to the satisfaction of the conditions specified in Section 7.1(a) and Section 7.1(b) and (ii) the deliveries contemplated by Section 2.7(b).

(d)            Proceedings. Neither Seller nor Buyer shall be subject to any Governmental Order, which remains in effect, prohibiting or making illegal the consummation of the Transactions.

(e)            No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Effect that, individually or in the aggregate with any other Effect, has had or would be reasonably likely to have a Material Adverse Effect.

7.2            Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing hereunder is subject to the satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller, to the extent permitted by applicable Law):

(a)            Representation and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to “materiality” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions or perform its obligations under this Agreement.

(b)            Covenants. Buyer shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing.

(c)            Deliveries. Buyer shall have delivered (or stand ready to deliver) to Seller (i) a certificate, dated as of the Closing Date, signed by an executive officer of Buyer and certifying as to the satisfaction of the conditions specified in Section 7.2(a) and Section 7.2(b) and (ii) the deliveries contemplated by Section 2.7(c).

(d)            Proceedings. Neither Buyer nor Seller shall be subject to any Governmental Order, which remains in effect, prohibiting or making illegal the consummation of the Transactions.

ARTICLE 8
INDEMNIFICATION

8.1            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one year from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

8.2            Indemnification by Seller. From and after the Closing and subject to other terms and conditions of this Article 8, Seller shall indemnify Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold the Buyer Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnitee based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)            any breach by Seller of, or any other failure of Seller to perform, any of its covenants, agreements or obligations pursuant to this Agreement; or

(c)            any Excluded Liability or any Excluded Asset.

8.3            Indemnification by Buyer. From and after the Closing and subject to other terms and conditions of this Article 8, Buyer shall indemnify Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold the Seller Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnitee based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)            any breach by Buyer of, or any other failure of Buyer to perform, any of its covenants, agreements or obligations pursuant to this Agreement; or

(c)            any Assumed Liability or any Purchased Asset.

8.4            Certain Limitations. The Buyer Indemnitee or Seller Indemnitee making a claim under this Article 8 is referred to as the “Indemnified Party”, and the Party against whom such claim is asserted under this Article 8 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)            The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.2(a) or Section 8.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) or Section 8.3(a) exceeds $460,000.00 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)            The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, shall not exceed the Purchase Price.

(c)            Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)            Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)            In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)            Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach or circumstance that gives rise to such Loss.

8.5            Indemnification Procedures.

(a)            Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third- Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, and defend such Third-Party Claim and, subject to the other terms and conditions of this Article 8, seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.1) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)            Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)            Direct Claims. Any claim by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.6            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

8.7            Exclusive Remedies. Subject to Section 10.9, the Parties acknowledge and agree that, if the Closing occurs, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a Party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article 8. Nothing in this Section 8.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.9 or to seek any remedy on account of fraud by any Party.

ARTICLE 9
TERMINATION

9.1         Termination. This Agreement may be terminated prior to the Closing as follows:

(a)            by mutual written consent of Buyer and Seller;

(b)            by Buyer by written notice to Seller, if (i) a breach or failure to perform any of the covenants or agreements of Seller contained in this Agreement shall have occurred, or there shall be any inaccuracy of any of the representations or warranties of Seller contained in this Agreement, (ii) such breach, failure to perform or inaccuracy either individually or in the aggregate would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 7.1 to be satisfied, and (iii) such breach, failure to perform or inaccuracy if curable, is not cured by, on or before the earlier of (A) the Termination Date or (B) thirty (30) days following Seller’s receipt of written notice from Buyer of such breach, failure to perform or inaccuracy, or which by its nature or timing cannot be cured prior to the Termination Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Buyer is then in breach of any of its covenants or agreements contained in this Agreement or any of the representations or warranties of Buyer contained in this Agreement shall be inaccurate, and, in any such case would give rise to the failure of a condition set forth in Section 7.2 to be satisfied;

(c)            by Seller by written notice to Buyer, if (i) a breach or failure to perform any of the covenants or agreements of Buyer contained in this Agreement shall have occurred, or there shall be any inaccuracy of any of the representations or warranties of Buyer contained in this Agreement, (ii) such breach, failure to perform or inaccuracy either individually or in the aggregate would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 7.2 to be satisfied, and (iii) such breach, failure to perform or inaccuracy if curable, is not cured by, on or before the earlier of (A) the Termination Date or (B) thirty (30) days following Buyer’s receipt of written notice from Seller of such breach, failure to perform or inaccuracy, or which by its nature or timing cannot be cured prior to the Termination Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Seller is then in breach of any of its covenants or agreements contained in this Agreement or any of the representations or warranties of Seller contained in this Agreement shall be inaccurate, and, in any such case would give rise to the failure of a condition set forth in Section 7.1 to be satisfied;

(d)            by Seller or Buyer by written notice to the other Party, if a Governmental Authority of competent jurisdiction has issued a Governmental Order permanently enjoining or otherwise prohibiting the consummation of the Transactions, and such Governmental Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose breach of or failure to comply with any provision of this Agreement has been the cause of, or resulted in, such Governmental Order; or

(e)            by Seller or Buyer by written notice to the other Party, if the Closing shall not have been consummated on or before March 31, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any Party whose breach of or failure to comply with any provision of this Agreement has been the cause of, or resulted in, the Closing not having occurred by the Termination Date.

9.2      Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, written notice thereof shall be given to the other Party specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 9.1(a)). This Agreement shall forthwith become null and void, and there shall be no damages or liability except for fraud or a material breach of this Agreement on the part of any Party; provided that the provisions of this Section 9.2, Article 1 (Definitions), and Section 6.1 (Confidentiality), Section 6.7 (Public Announcements), Section 10.1 (Expenses), Section 10.5 (Entire Agreement), Section 10.7 (No Third Party Beneficiaries), Section 10.8 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial), and Section 10.11 (Counterparts) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE 10
MISCELLANEOUS

10.1            Expenses. Except as otherwise specified herein, each Party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of this Agreement. Each Party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the Transactions. In the event of any litigation regarding or arising from this Agreement prior to the Closing, the prevailing Party as determined by a court of competent jurisdiction in a final non-appealable judgment shall be entitled to recover its reasonable costs and expenses (including attorneys’ fees and expenses) incurred therein or in the enforcement or collection of any judgment or award rendered therein.

10.2            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.3            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

if to Seller:	Greenwave Energy, LLC
6520 Lonetree Blvd., Suite 1029
Rocklin, CA 95765 Attention: [REDACTED]
Email: [REDACTED]

with a copy (which shall not	GPB Capital
constitute notice to Seller) to:	535 W. 24th Street, 4th Floor
New York, NY 10011 Attention: [REDACTED]
Email: [REDACTED]

if to Buyer:	United Energy Trading. LLC
225 Union Boulevard, Ste. 200
Lakewood, CO 80228
Attention: General Counsel
Facsimile: 303-991-0988
Email: [REDACTED]

with a copy (which shall not	United Energy Corporation
constitute notice to Buyer) to:	919 South 7th Street, Ste. 405
Bismarck, ND 58504
Attention: Legal

10.4            Amendments and Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

10.5            Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter (except the Confidentiality Agreement, which shall remain in full force and effect).

10.6            Severability. If any Governmental Authority holds any provision in this Agreement invalid, illegal or unenforceable as applied to any Party or to any circumstance under any applicable Law, then, so long as no Party is deprived of the benefits of this Agreement in any material respect, (a) such provision, as applied to such Party or such circumstance, is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under applicable Law; (b) the Parties will use good faith efforts to negotiate a replacement provision to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under applicable Law; (c) the application of such provision to any other Party or to any other circumstance will not be affected or impaired thereby; and (d) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect.

10.7            No Third-Party Beneficiaries. Except as provided in Article 8, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8            Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)            All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

(b)            Each of the Parties hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware for any Proceeding arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the Transactions provided, that if (and only after) any such court determines that it lacks subject matter jurisdiction over any such Proceeding, such Proceeding shall be brought in any state court of the State of Delaware having subject matter jurisdiction (in such order, the “Chosen Courts”), (ii) waives any objection to the laying of venue of any Proceeding in the Chosen Courts, (iii) agrees not to plead or claim in any Chosen Court that such Proceeding brought therein has been brought in any inconvenient forum and (iv) agrees not to commence any such Proceeding other than before one of the Chosen Courts. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any court of competent jurisdiction, or in any other manner provided by applicable Law.

(c)            EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY OTHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.9            Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.10            Disclosure Schedules. All capitalized terms not defined in the Disclosure Schedules shall have the meanings assigned to them in this Agreement. The Disclosure Schedules shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Disclosure Schedules shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Disclosure Schedules relating to the representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Disclosure Schedules is expressly made to such other part in the Disclosure Schedules, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Disclosure Schedules shall not be deemed to constitute an admission by Seller, or to otherwise imply, that any such matter is material, is required to be disclosed by Seller under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation by Seller of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedules be deemed or interpreted to expand the scope of the representations, warranties, covenants or agreements set forth in this Agreement.

10.11            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or electronic mail shall be effective as delivery of a manually executed original counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date set forth above.

SELLER:

GREENWAVE ENERGY, LLC

By:	/s/ Michael Bush
Name: Michael Bush
Title: Chief Executive Officer

BUYER:

UNITED ENERGY TRADING, LLC

By:	/s/ Tom Smith
Name: Tom Smith
Title: President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A

Sample NWC Calculation

[To be provided.]

Exhibit B

Form of Bill of Sale

[To be provided.]

Exhibit C

Form of Assignment and Assumption Agreement

[To be provided.]

Exhibit D

Form of IP Assignment Agreement

[To be provided.]